Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the Third Quarter Ended September 27, 2014; Announces

Expansion and Extension of Stock Repurchase Program

Third Quarter Highlights:

•	Sales increased 11% to $197.8 million.

•	EPS increased 10% to $0.68 per diluted share.

•	Cash flow from operations increased to $28.2 million from $15.5 million.

•	Share repurchases totaled $30.7 million under stock repurchase program.

COLMAR, PENNSYLVANIA (October 28, 2014) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the third quarter ended September 27, 2014 of $197.8 million, an increase of 11% from $178.0 million in the third quarter of 2013. Revenue growth was driven by the combination of continued strong overall demand for our products and customer stock-up orders in anticipation of our quarter-end conversion to a new ERP system. Net income for the third quarter ended September 27, 2014 increased 7% to $24.5 million up from the prior year’s net income of $22.9 million. Diluted earnings per share in 2014 increased 10% to $0.68 per share from $0.62 per share in the same period last year.

“Third quarter sales growth represents the seventh consecutive quarter of double digit sales growth, and was consistent with our expectations. Sales growth in the third quarter excluding the customer stock-up orders would have been 5%, which is below recent levels. The lower sales growth is the result of softer order patterns from several customers that appear to be working down inventories, as sell-through of our products by our customers continues to be strong,” said Mr. Steven Berman, Chairman and Chief Executive Officer. “Sales growth was 17% for the first nine months of 2014, driven by continued strong demand for our new products. We remain committed to our strategy of expanding the aftermarket through new product introduction, and believe that we have the product pipeline necessary to meet our future expectations for growth.”

Gross profit margin was 38.4% for the third quarter ended September 27, 2014, compared to 39.2% for the same period last year. The decline in margin was primarily the result of competitive pricing pressures and mix shift that resulted in lower overall net selling prices. Selling, general and administrative expenses increased 10% in 2014 to $37.4 million from $34.0 million in 2013, but declined as a percentage of sales to 18.9% from 19.2%. Cost increases were primarily the result of higher variable costs associated with the 11% sales growth and increased investments in new product development initiatives.

For the nine months ended September 27, 2014, sales increased 17% over the prior year period to $577.5 million from $494.7 million last year. Net income in 2014 increased 16% to $71.3 million from $61.3 million in the same period last year. Diluted earnings per share in 2014 rose 17% to $1.96 from $1.67 in the same period last year.

“We continue to make investments in the business to achieve our long-term goals. In September, we replaced our ERP software system. While the conversion was not without its challenges, we are happy to report that the conversion resulted in minimal disruption to our customers and the business in general. We expect to spend the next six to twelve months completing the stabilization and transition phase of the conversion after which we believe we will begin to generate benefits in the form of improved customer service and operating efficiencies. The fourth quarter will bear additional costs as a result of post-conversion support activities. These costs are expected to be approximately $2.6 million, exclusive of $0.5 million in incremental depreciation expense in the fourth quarter.” said Mr. Berman.

The Company also announced that its Board of Directors has approved an expansion and extension to the on-going share repurchase program. Under the expansion, the Board of Directors has authorized an increase to the share repurchase program from $50 million to $100 million. In connection with the expansion, the Board of Directors has extended the expiration date of the share repurchase program from May 31, 2015 to December 31, 2015. During the third quarter ended September 27, 2014, Dorman repurchased 671,200 shares of its common stock for $30.7 million, at an average price of $45.80 per share. During the first nine months of 2014, the Company has repurchased 833,100 shares of its common stock for $39.3 million, at an average price of $47.15 per share.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2013. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share data)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	9/27/14	Pct.	9/28/13	Pct.
Net sales	$197,796	100.0	$177,953	100.0
Cost of goods sold	121,915	61.6	108,249	60.8
Gross profit	75,881	38.4	69,704	39.2
Selling, general and administrative expenses	37,405	18.9	34,034	19.2
Income from operations	38,476	19.5	35,670	20.0
Interest expense, net	58	0.1	47	—
Income before income taxes	38,418	19.4	35,623	20.0
Provision for income taxes	13,882	7.0	12,736	7.1
Net income	$24,536	12.4	$22,887	12.9

Diluted earnings per share	$0.68		$0.62

Weighted average diluted shares outstanding	36,024		36,632

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share data)

	39 Weeks		39 Weeks
Third Quarter (unaudited)	9/27/14	Pct.	9/28/13	Pct.
Net sales	$577,495	100.0	$494,657	100.0
Cost of goods sold	357,011	61.8	299,774	60.6
Gross profit	220,484	38.2	194,883	39.4
Selling, general and administrative expenses	108,361	18.8	98,551	19.9
Income from operations	112,123	19.4	96,332	19.5
Interest expense, net	160	—	148	0.1
Income before income taxes	111,963	19.4	96,184	19.4
Provision for income taxes	40,632	7.0	34,883	7.0
Net income	$71,331	12.4	$61,301	12.4

Diluted earnings per share	$1.96	—	$1.67	—

Weighted average diluted shares outstanding	36,372	—	36,610	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	9/27/14	12/28/13
Assets:
Cash and cash equivalents	$44,210	$60,593
Accounts receivable	189,220	180,777
Inventories	180,155	164,421
Deferred income taxes	21,258	20,798
Prepaid expenses	3,422	5,851
Total current assets	438,265	432,440
Property & equipment	80,972	64,786
Goodwill and other intangible assets	30,014	30,089
Other assets	2,935	1,854
Total assets	$552,186	$529,169

Liabilities & Shareholders’ Equity:
Accounts payable	$53,955	$61,255
Accrued expenses and other	28,346	30,483
Total current liabilities	82,301	91,738
Other long-term liabilities	5,694	5,310
Deferred income taxes	18,506	18,480
Shareholders’ equity	445,685	413,641
Total Liabilities and Equity	$552,186	$529,169

Selected Cash Flow Information:

(in thousands)	13 Weeks (unaudited)		39 Weeks (unaudited)
	9/27/14	9/28/13	9/27/14	9/28/13
Depreciation, amortization and accretion	$3,165	$2,684	$9,001	$7,417
Capital expenditures	$7,114	$5,863	$22,992	$12,949